News Release

Release: Contact:	IMMEDIATE Kathryn Chieger Vice President — Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.41 IN THIRD QUARTER

     LAKE FOREST, Ill., Oct. 24, 2003 — Brunswick Corporation (NYSE: BC) announced today a 58 percent increase in diluted earnings per share on a 15 percent sales gain and a 32 percent increase in operating earnings in the third quarter of 2003. Diluted earnings per share rose to $0.41 compared with $0.26 per diluted share for the third quarter of 2002.

     “Our results in the quarter reflect the success of our efforts to solidify the operating performance of our core businesses and leverage the capabilities in our marine units as well as the benefit of recent acquisitions,” said Brunswick Chairman and Chief Executive Officer George W. Buckley. “Improved marine market conditions were also a plus. Due in part to a more stable economy, the pickup in retail demand for boats that began toward the end of the second quarter continued into the third, leading to higher wholesale shipments. While wholesale shipments increased, pipeline inventories remain in very good shape and are unchanged from a year ago at 16 weeks of supply for engines and 21 weeks of supply for boats. Acquisitions also played a significant role in the 15 percent sales gain in the quarter. Contributions from recent purchases, primarily Land ‘N’ Sea and Navman NZ Limited, accounted for just over half of the increase in sales.”

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Brunswick Corporation
Oct. 24, 2003

     “Meanwhile, overall operating margins improved by 70 basis points to 6.0 percent, benefiting from higher boat sales, and our efforts to relentlessly reduce costs across all of our business units,” Buckley added. “Our strong results for the quarter are also reflected in our balance sheet, which shows debt-to-total capital at 33.3 percent at the end of the third quarter compared with 35.9 percent at the end of 2002. Through the first three quarters of 2003, we generated $214.8 million of free cash flow after capital expenditures of $93.7 million.”

Third-Quarter Results

     For the quarter ended Sept. 30, 2003, the company reported net sales of $1,036.3 million, up 15 percent from $900.0 million a year earlier. Operating earnings rose to $62.5 million, up 32 percent from $47.3 million, and operating margins reached 6.0 percent versus 5.3 percent a year ago. In addition to the higher sales, the company said that effective cost management throughout the organization is reflected in the improved operating leverage and helped offset a $7 million increase in pension, health care and insurance costs compared with the third quarter a year ago. Further, the company said that joint venture and interest income added approximately $6 million to pre-tax earnings in the third quarter. Net earnings totaled $37.9 million, or $0.41 per diluted share, up from $23.6 million, or $0.26 per diluted share, in the year-ago third quarter.

Nine-Month Results

     For the nine months ended Sept. 30, 2003, the company had net sales of $3,041.8 million, up 9 percent from $2,783.9 million for the first nine months of 2002. Operating earnings reached $162.7 million for the first three quarters of 2003, which includes a $25 million litigation charge recorded in the first quarter of this year. Excluding the litigation charge, operating earnings were up nearly 21 percent to $187.7 million in the first nine months of 2003 from $155.5 million for the same period a year ago. Net earnings for the first three quarters of 2003 were $95.3 million, or $1.04 per diluted share, which includes the aforementioned litigation charge ($0.18 per diluted share). Excluding the litigation charge, earnings for the first nine months of

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Brunswick Corporation
Oct. 24, 2003

2003 totaled $1.22 per diluted share. Net earnings for the year-ago period totaled $57.9 million, or $0.64 per diluted share. The cumulative effect of adoption of Financial Accounting Standards Board SFAS No. 142, “Goodwill and Other Intangible Assets” is included in the 2002 results. Adoption of this accounting standard resulted in a non-cash, after-tax charge of $25.1 million, or $0.28 per diluted share, in the first quarter of 2002.

Marine Engine Segment

     The Marine Engine segment, consisting of the Mercury Marine Group and Brunswick New Technologies (BNT), reported net sales of $500.8 million in the third quarter of 2003, up 18 percent from $426.2 million in the year-ago third quarter. Segment sales growth in the quarter was driven by acquisitions completed for BNT and continued strong performance in Mercury’s international markets. Excluding incremental sales from acquisitions, segment sales in the quarter increased 11 percent. Segment operating earnings in the third quarter increased 18 percent to $60.9 million, and operating margins improved slightly to 12.2 percent compared with 12.1 percent in the third quarter of 2002.

     “Mercury’s international sales were up sharply in Europe and Asia, reflecting higher shipments of sterndrive engines and parts and accessories as well as the benefit from the weaker U.S. dollar,” Buckley noted. “On the domestic front, Mercury’s sales increased 4 percent in the quarter, driven by higher sales of sterndrive engines and an improving trend for outboard engines, which were up slightly versus the year-ago quarter. We also saw a rebound in sales of parts and accessories in the third quarter compared with the first half of the year when cold weather delayed the start of the boating season in the United States and P&A sales dropped 10 percent.”

     “The slight uptick in operating margins in the quarter demonstrates the benefit of cost-cutting measures taken in the first half of this year, which are offsetting shifts in product mix, higher pension, health care and insurance costs and recent investments in BNT,” Buckley added.

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Brunswick Corporation
Oct. 24, 2003

Boat Segment

     The Brunswick Boat Group comprises the Boat segment and includes the Sea Ray, Bayliner, Meridian, Maxum, Sealine, Hatteras, Boston Whaler, Trophy, Baja and Princecraft boat brands. The Boat segment reported sales for the third quarter of $404.5 million, up 21 percent compared with $333.9 million in the year-ago quarter. Operating earnings rose to $8.2 million from $0.2 million reported for the corresponding period last year. Operating margins in the third quarter improved to 2.0 percent from 0.1 percent a year ago.

     “Our boat brands had a very good quarter, producing 10 percent sales growth with improvements reported by nearly all of our product lines. Sales of Bayliner runabouts and Sea Ray sport boats were especially strong. In particular, we are very encouraged by the success of our Bayliner 175, which is driving significant share gains in the runabout category,” Buckley said. “Incremental sales from the recently acquired Land ‘N’ Sea and Attwood marine parts and accessories businesses accounted for the balance of the Boat segment’s healthy sales gain.”

     “US Marine, manufacturer of our Bayliner, Meridian, Maxum and Trophy brands, had a solid quarter reducing losses in the division to half of what they were a year ago and making good progress toward returning to profitability, which we expect to occur next year,” Buckley added. “Improvements at US Marine, cost management efforts across the Boat Group, higher boat sales along with contributions from the acquisitions resulted in the increase in operating margins in the quarter.”

Fitness Segment

     The Fitness segment is comprised of the Life Fitness division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment, and operates Omni Fitness retail stores. Segment sales in the third quarter of 2003 totaled $105.1 million, down 3 percent from $108.7 million in the year-ago quarter. Operating earnings declined 10 percent to $8.7 million from $9.7 million, and operating margins were 8.3 percent, down from 8.9 percent in the third quarter of 2002.

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Brunswick Corporation
Oct. 24, 2003

     “Life Fitness’ equipment sales in the quarter were up 4 percent in the United States and up double digits in most international markets. These gains, however, were more than offset by lower sales in Europe,” Buckley said. “This was primarily due to a slowdown in equipment purchases by many of the larger health club chains that are undergoing financial restructurings following a period of rapid expansion. While this has reduced our expected growth rates in the near term, we believe the European market will return to more normal growth patterns toward the end of next year. In the quarter, we made an important investment in a Hungarian strength equipment manufacturer that will not only allow us to reduce costs, but also significantly reduce delivery times, which should help improve sales in the long run. Producing equipment closer to our European customers will result in shorter lead times, lower freight costs and the ability to respond more quickly to changes in the marketplace.”

     “New products coming out this year, including our new Signature Strength Series, have been very well received by our customers,” Buckley noted. “Meeting this high demand has proved challenging for our Ramsey, Minn., plant as it ramps up production of the new strength product lines. With consolidation of strength equipment manufacturing in Ramsey, we plan to close our Paso Robles, Calif., plant by next March. In the meantime, costs associated with closing the plant and production inefficiencies during the consolidation are impacting operating margins.”

Bowling & Billiards Segment

     The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, air hockey and foosball tables. Segment sales in the third quarter of 2003 totaled $97.5 million, up 10 percent compared with $88.7 million in the year-ago quarter. Operating earnings were $0.1 million in the quarter versus break-even performance in the comparable quarter in 2002.

     “The sales gain for the segment was primarily driven by the recent acquisition of Valley-Dynamo, which is performing right on plan, as well as higher sales from retail bowling centers,” Buckley said.

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Brunswick Corporation
Oct. 24, 2003

     “During the third quarter, which is the slowest season for our retail bowling centers, we invested in upgrading our time and labor management system and in training our center managers on its application. The cost of these activities and other efforts to enhance the productivity of our retail operations, along with higher pension expense in the bowling products unit, affected segment operating earnings and margins in the quarter. In addition to the contribution from Valley-Dynamo, operating earnings benefited from ongoing efficiency gains in bowling products,” Buckley explained.

Looking Ahead

     “Our results for 2003 continue to track with our expectations,” Buckley said. “When we look at the fourth quarter and consider marine market conditions, the low level of marine pipeline inventories, our dealers’ purchase commitments, the couple of cents we’ll get from recent acquisitions and a lower effective tax rate, we estimate earnings between $0.28 and $0.33 per diluted share in the quarter versus $0.22 last year. Excluding the $0.18 per share litigation charge taken in the first quarter, this would bring diluted EPS for the year to $1.50 to $1.55, slightly above our previously indicated range of $1.45 to $1.50 and compared with $1.14 reported for 2002.”

Forward-Looking Statements

     Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to, the effect of a weak economy and stock market on consumer confidence and thus on demand for marine, fitness, billiards and bowling equipment and products; the impact of interest rates, fuel prices and weather conditions on demand for marine products; the ability to develop and produce new products and technologies; the ability to maintain product quality and service standards expected by our customers; the ability to successfully integrate acquisitions; the ability to maintain effective distribution; competitive pricing pressures; the success of new product introductions; the success of

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Brunswick Corporation
Oct. 24, 2003

marketing and cost management programs; the ability to maintain or increase market share; the financial strength of dealers and independent boat builders; the ability to successfully manage pipeline inventories; adverse foreign economic conditions; shifts in currency exchange rates; the effect of weak financial markets on pension expense and funding levels; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the success of global sourcing and supply chain management initiatives; the ability to maintain good relationships with its labor unions; competition from new technologies; possible increases in tariffs on the company’s boat and bowling equipment sales into Europe; and imports from Asia and increased competition from Asian competitors. Additional factors are included in the company’s Annual Report on Form 10-K for 2002 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

About Brunswick

     Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity"™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman GPS-based products; IDS dealer management systems; Sea Ray, Bayliner, Maxum, Hatteras, Meridian and Sealine pleasure boats; Baja high-performance boats; Boston Whaler and Trophy offshore fishing boats; Princecraft fishing, deck and pontoon boats; Attwood marine parts and accessories; Land ‘N’ Sea marine parts and accessories distributor; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, air hockey and foosball tables. For more information, visit www.brunswick.com.

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Brunswick Corporation
Oct. 24, 2003

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Quarter Ended September 30

	2003	2002	% Change

Net sales	$1,036.3	$900.0	15%
Cost of sales	781.2	694.4
Selling, general and administrative expense	192.6	158.3

Operating earnings	62.5	47.3	32%
Interest expense	(10.1)	(10.9)	-7%
Other income	5.9	0.5

Earnings before income taxes	58.3	36.9	58%
Income tax provision	20.4	13.3

Net earnings	$37.9	$23.6	61%

Earnings per common share:
Basic	$0.42	$0.26	62%
Diluted	$0.41	$0.26	58%
Average shares used for computation of:
Basic earnings per share	91.2	90.5	1%
Diluted earnings per share	92.3	91.0	1%
Effective tax rate	35.0%	36.0%

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Brunswick Corporation
Oct. 24, 2003

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Nine Months Ended September 30

	2003	2002	% Change

Net sales	$3,041.8	$2,783.9	9%
Cost of sales	2,314.1	2,147.1
Selling, general and administrative expense	540.0	481.3
Litigation charge	25.0	—

Operating earnings (1)	162.7	155.5	5%
Interest expense	(30.9)	(32.5)	-5%
Other income	14.8	6.5

Earnings before income taxes	146.6	129.5	13%
Income tax provision	51.3	46.5

Earnings before cumulative effect of change in accounting principle	95.3	83.0	15%
Cumulative effect of change in accounting principle, net of tax (2)	—	(25.1)

Net earnings	$95.3	$57.9	65%

Basic earnings per common share:
Earnings before cumulative effect of change in accounting principle	$1.05	$0.92	14%
Cumulative effect of change in accounting principle (2)	—	(0.28)

Net earnings	$1.05	$0.64	64%

Diluted earnings per common share:
Earnings before cumulative effect of change in accounting principle	$1.04	$0.92	13%
Cumulative effect of change in accounting principle (2)	—	(0.28)

Net earnings	$1.04	$0.64	63%

Average shares used for computation of:
Basic earnings per share	90.9	89.8	1%
Diluted earnings per share	91.4	90.7	1%
Effective tax rate	35.0%	35.9%

(1)	Operating earnings include a $25.0 million litigation charge recorded in the first quarter of 2003 in connection with a patent infringement lawsuit relating to the design of a cross trainer.

(2)	The company adopted SFAS No. 142, effective Jan. 1, 2002.

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Brunswick Corporation
Oct. 24, 2003

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Quarter Ended September 30

	Net Sales			Operating Earnings			Operating Margin

			%			%
	2003	2002	Change	2003	2002	Change	2003	2002

Marine Engine	$500.8	$426.2	18%	$60.9	$51.7	18%	12.2%	12.1%
Boat	404.5	333.9	21%	8.2	0.2	NM	2.0%	0.1%
Marine eliminations	(71.6)	(57.5)		—	—

Total Marine	833.7	702.6	19%	69.1	51.9	33%	8.3%	7.4%
Fitness	105.1	108.7	-3%	8.7	9.7	-10%	8.3%	8.9%
Bowling & Billiards	97.5	88.7	10%	0.1	—	NM	0.1%	0.0%
Corporate/Other	—	—		(15.4)	(14.3)	8%

Total	$1,036.3	$900.0	15%	62.5	47.3	32%	6.0%	5.3%

	Nine Months Ended September 30

	Net Sales			Operating Earnings			Operating Margin

			%			%
	2003	2002	Change	2003	2002	Change	2003	2002

Marine Engine	$1,435.5	$1,302.4	10%	$144.4	$154.2	-6%	10.1%	11.8%
Boat	1,202.0	1,061.1	13%	54.6	14.5	NM	4.5%	1.4%
Marine eliminations	(201.8)	(171.5)		—	—

Total Marine	2,435.7	2,192.0	11%	199.0	168.7	18%	8.2%	7.7%
Fitness (1)	329.4	317.3	4%	1.5	22.6	NM	0.5%	7.1%
Bowling & Billiards	276.7	274.6	1%	10.4	6.8	53%	3.8%	2.5%
Corporate/Other	—	—		(48.2)	(42.6)	13%

Total	$3,041.8	$2,783.9	9%	$162.7	$155.5	5%	5.3%	5.6%

(1)	Fitness segment operating earnings include a $25.0 million litigation charge recorded in the first quarter of 2003 in connection with a patent infringement lawsuit relating to the design of a cross trainer.

NM = Not Meaningful

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Brunswick Corporation
Oct. 24, 2003

Brunswick Corporation
Comparative Consolidated Balance Sheets
(in millions)

	September 30,	December 31,	September 30,
	2003	2002	2002

	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$353.9	$351.4	$368.1
Accounts and notes receivables, net	348.1	401.4	418.8
Inventories Finished goods	297.6	272.5	254.6
Work-in-process	210.8	201.6	194.5
Raw materials	89.7	72.8	64.6

Net inventories	598.1	546.9	513.7

Prepaid income taxes	321.8	305.1	331.2
Prepaid expenses and income tax refunds receivable	45.2	55.4	40.2

Current assets	1,667.1	1,660.2	1,672.0
Net property	797.5	792.7	776.7
Other assets
Goodwill and other intangibles	687.5	570.3	554.9
Investments and other long-term assets	426.9	383.9	369.6

Total assets	$3,579.0	$3,407.1	$3,373.1

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$30.5	$28.9	$29.6
Accounts payable	317.8	291.2	253.0
Accrued expenses and accrued income taxes	724.2	685.5	669.4

Current liabilities	1,072.5	1,005.6	952.0
Long-term debt	584.5	589.5	597.7
Deferred items	689.1	710.2	586.9
Common shareholders’ equity	1,232.9	1,101.8	1,236.5

Total liabilities and shareholders’ equity	$3,579.0	$3,407.1	$3,373.1

Supplemental Information
Debt-to-capitalization rate	33.3%	35.9%	33.7%

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Brunswick Corporation
Oct. 24, 2003

Brunswick Corporation
Comparative Consolidated Statements of Cash Flow
(in millions)
(unaudited)

	Nine Months Ended September 30

	2003	2002

Cash flows from operating activities
Net earnings	$95.3	$57.9
Depreciation and amortization	111.2	111.4
Change in accounting principle, net of tax	—	25.1
Changes in noncash current assets and current liabilities	98.1	39.6
Income taxes	(23.0)	41.7
Other, net	23.5	41.8

Net cash provided by operating activities	305.1	317.5

Cash flows from investing activities
Capital expenditures	(93.7)	(64.8)
Investments	(35.6)	(6.7)
Acquisitions of businesses, net of cash acquired	(172.6)	(8.8)
Other, net	3.4	8.4

Net cash used for investing activities	(298.5)	(71.9)

Cash flows from financing activities
Net issuances (repayments) of commercial paper and other short-term debt	3.1	(8.6)
Payments of long-term debt including current maturities	(19.3)	(17.6)
Stock options exercised	12.1	40.2

Net cash provided by (used for) financing activities	(4.1)	14.0

Net increase in cash and cash equivalents	2.5	259.6
Cash and cash equivalents at January 1	351.4	108.5

Cash and cash equivalents at September 30	$353.9	$368.1

Free Cash Flow
Net cash provided by operating activities	$305.1	$317.5
Net cash provided by (used for):
Capital expenditures	(93.7)	(64.8)
Other, net	3.4	8.4

Total free cash flow	$214.8	$261.1

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